Exhibit 10.10

03/12/2016

WilliamDellal

257 Central Park West

New York, New York 10024

Dear William:

We are extremely excited about the possibility of your joining Caliber Home Loans, Inc. (“Caliber”) as a Executive Vice President, working at CHL - Irving (Regent)-17850 and reporting to Sanjiv Das. We feel confident that we have the tools and culture to help you advance and develop your career.

This offer summarizes your compensation and benefits and contains important information regarding your status as an employee of Caliber, based on an anticipated start date of 04/11/2016. Your annualized base salary will be $450,000.00, to be paid semi-monthly as earned.

Corporate Annual Bonus - Beginning in 2016, you are eligible for the Corporate Annual Bonus Plan with a target opportunity of 133.4% with a minimum guarantee in your first year of $600,000.00. Corporate Annual Bonuses are paid following year-end per the standard annual bonus cycle, no later than March 15th. Actual awards are discretionary and based on company and individual performance.

Relocation Bonus with Agreement - Caliber agrees to pay you a grossed-up bonus to offset relocation costs, final amount will be mutually agreed upon based on your estimated relocation expenses, to be provided to Caliber HR prior to your start date. Terms of the relocation bonus will be finalized in your Relocation Agreement.

As a new employee, you will need to provide the necessary forms of identification on your first day of employment in order to complete the I-9 Form required by the U.S. Department of Justice Immigration and Naturalization Service. This offer of employment is based upon the satisfactory completion of a civil and criminal background checks, credit check (as applicable to this position), social security trace, and application verification.

While employed at Caliber, you may be eligible for paid time off which is earned and accrued on a semi-monthly basis, in accordance with company policy. You will be eligible to enroll in health coverage to be effective on the first day of the month immediately following your start date. Coverage for your dependents is contingent upon completion of the dependent verification process within 30 days of enrollment. You will become eligible to participate in the Company’s 401(k) Plan on the first day of the month following the completion of 30 days of service. You can roll over your prior 401(k) account(s) into the Caliber 401k plan immediately. Your participation in Caliber’s benefits programs is subject to the terms and conditions of the applicable programs.

This offer is subject to the provisions of Caliber’s policies and procedures. Additionally, you are entering into an “At-Will Employment Relationship.” As a result, either you or Caliber may terminate your employment relationship at any time for any reason, with or without cause, except as otherwise provided by law.

With the exception of your “at-will” status, the terms of your employment may be changed by Caliber at any time. Caliber may modify your compensation, available benefits, position responsibilities and/or company policies and procedures. Your signature showing approval of any changes to compensation or benefits is not required to effect such changes.

This letter is not intended to create an employment contract or covenant between Caliber and you, or in any way alter your “at-will” employment status. This letter supersedes any prior oral or written communications. Your signature below indicates that you understand and agree to the terms of the offer. Please electronically sign and return a copy to me no later than five (5) business days from the date of this offer; after that date, the offer will be considered null and void.

You understand and agree that during your employment at Caliber you may not violate the terms of any agreement with any former employer or any company policy from a former employer that applies to your post-employment conduct. Further you may not bring to Caliber nor use at Caliber any confidential, proprietary or trade secret information from any company at which you formerly worked. Without limiting the generality of the prior prohibition, you should consider anything that was housed on a former employer’s computer including any laptop computer owned by or controlled by the company as confidential and should not take any documents or information housed on that Computer with you. Further, you should consider information such as client lists, contact lists including Outlook contact lists, work forms, policies and procedures, marketing materials, production reports, information regarding co-workers income (including W-2s) or production as confidential and not take from your employer or bring to Caliber such information. You understand and agree that any failure to comply with the terms listed in this paragraph would constitute a violation of Caliber policy which could, at the Caliber’s sole option, result in the immediate termination of your employment. Further should a violation of this policy result in litigation with any former employer, Caliber reserves the right to refuse to defend you in such litigation.

William, we are delighted at the prospect of you joining our team and look forward to having you on board. If you have any questions, you may contact sanjiv.das@caliberhomeloans.com.

Sincerely,

Caliber Home Loans, Inc. Human Resources Department

I accept the offer as stated above and will commence my employment on 04/11/2016. I understand and acknowledge that this offer does not guarantee me employment for any period of time and that the employment relationship between the company and me will be “at will,” which means that either the company or I may terminate the relationship at any time. I also understand and acknowledge that the Company may change the terms and conditions of employment at any time.

William Dellal

Accepted

Mar 12, 2016 11:23 am